Exhibit 99.1

NEWS RELEASE

ATI Inc.	Investor Contact:	Media Contact:
Corporate Headquarters	David Weston	Natalie Gillespie
2021 McKinney Avenue, Suite 1100	412.394.2908	412.389.3124
Dallas, TX 75201 U.S.A.	David.Weston@ATImaterials.com	Natalie.Gillespie@ATImaterials.com
www.ATImaterials.com

ATI names J. Robert Foster as Chief Financial Officer

Proven ATI leader brings operational depth and financial discipline to drive next phase of growth

DALLAS, TX— December 8, 2025 — ATI Inc. (NYSE: ATI) announced that James Robert “Rob” Foster will become Senior Vice President, Finance and Chief Financial Officer, effective January 1, 2026. Foster succeeds Don Newman, who will serve as Strategic Advisor to the CEO beginning January 1. As previously announced, Newman will retire on March 1, 2026, and serve in an advisory capacity for a continued period to allow for a smooth handoff.

Foster, a longtime ATI leader, brings a unique combination of operational depth and financial discipline to the CFO role. He most recently served as President of ATI’s Specialty Alloys & Components business, where he improved efficiency, expanded capacity, and advanced ATI’s position as a global leader in exotic alloys. Foster previously served as ATI’s Vice President of Finance, Supply Chain and Capital Projects, overseeing the Company’s global finance organization, capital deployment processes, and enterprise supply chain performance. Earlier, he led Finance for both ATI operating segments and the Forged Products business.

“Rob is a proven P&L leader with enterprise-wide experience in the areas that matter most to ATI’s continued growth,” said Kim Fields, President and CEO of ATI. “He brings deep expertise not only in finance but also as an operational leader. Rob played a pivotal role in the successful Specialty Rolled Products transformation, consistently helping ATI to deliver strong returns and shareholder value. I look forward to partnering with him as we enter our next phase of profitable growth.”

“I’m honored to become ATI’s next CFO,” said Foster. “ATI is well-positioned with a strong balance sheet, focused strategy, and significant opportunities ahead. I look forward to working with our team to drive disciplined investment, operational excellence, and long-term value creation for our shareholders.”

Newman added, “Rob is an exceptional leader who understands ATI’s strategy, operations, and financial drivers. He has delivered transformative results across the organization. I look forward to supporting a seamless transition as we pursue this next step in our succession planning.”

Before joining ATI in 2012, Rob held senior finance roles at API Technologies Corp. and Spectrum Control Inc., where he led ERP implementations, acquisition integrations, and internal control enhancements. He began his career as an auditor at Ernst & Young (EY). Foster holds a bachelor’s degree from Robert Morris University and an MBA from Penn State University.

ATI today reiterated its guidance for the fourth quarter and full year 2025.

ATI: Proven to Perform

ATI (NYSE: ATI) is a producer of high-performance materials and solutions for the global aerospace and defense markets, and critical applications in electronics, medical and specialty energy. We’re solving the world’s most difficult challenges through materials science. We partner with our customers to deliver extraordinary materials that enable their greatest achievements: their products fly higher and faster, burn hotter, dive deeper, stand stronger and last longer. Our proprietary process technologies, unique customer partnerships and commitment to innovation deliver materials and solutions for today and the evermore challenging environments of tomorrow. We are proven to perform anywhere. Learn more at ATImaterials.com.